Exhibit 10.1

SAIC, INC.

2006 EQUITY INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

BY ACCEPTING THE AWARD DESCRIBED IN THIS AGREEMENT, YOU

VOLUNTARILY AGREE TO ALL OF THE TERMS AND CONDITIONS SET

FORTH IN THIS AGREEMENT, THE AWARD LETTER AND IN THE PLAN.

This Performance Share Award Agreement (this “Agreement”), effective as of the Grant Date (as defined below), is between SAIC, Inc., a Delaware corporation (the “Company”), and Recipient (as defined below).

This Agreement sets forth the terms and conditions applicable to the award granted to Recipient pursuant to the Award Letter (as defined below) representing a right to receive a number of shares of the Company’s Common Stock or Class A Preferred Stock, as determined by the Committee, (the “Shares”) based on the extent, if any, to which the applicable Performance Goals (as defined below) have been achieved for the Performance Period (as defined below) (the “Performance Share Award”).

1. DEFINITIONS. The following terms shall have the meanings as defined below. Capitalized terms used herein and not defined shall have the meanings attributed to them in the Company’s 2006 Equity Incentive Plan (as may be amended from time to time, the “Plan”).

“Award Letter” means the award notice delivered to Recipient concurrently with this Agreement and which is hereby made a part hereof and incorporated by reference into this Agreement.

“Determination Date” means the date on which the Committee makes a final determination of whether and to what extent the Performance Goals set forth in the Award Letter have been achieved for the Performance Period, as described in Section 3 hereof.

“Executive Officer” means an officer of the Company designated as such for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

“Grant Date” means the effective date of the grant of the Performance Share Award as set forth in the Award Letter.

“Ineligible Position” means a position of employment with the Company or an Affiliate that is not eligible to receive Performance Share Awards as determined by the Committee.

“Performance Goals” means the goals set forth in the Award Letter as established by the Committee to determine whether, and to what extent, the Performance Share Award shall be earned and therefore Shares shall be issued to Recipient after the Determination Date pursuant to this Agreement.

“Performance Period” means the period of three fiscal years from February 1, 20     to January 31, 20__.

“Permanent Disability” means the status of disability determined conclusively by the Committee based upon certification of disability by the Social Security Administration or upon such other proof as the Committee may require, effective upon receipt of such certification or other proof by the Committee.

“Recipient” means the person granted a Performance Share Award as named in the Award Letter who is affiliated with the Company or an Affiliate as an employee.

“Section 409A” means Section 409A of the Code together with the regulations promulgated thereunder.

“Target Shares” means the target number of Shares as set forth in the Award Letter.

“Special Retirement” means: (i) retirement by Recipient who is at least age 59 1/2 and has at least ten (10) years of service with the Company or an Affiliate; (ii) retirement by Recipient who is at least age 59 1/2 and Recipient’s age plus years of service with the Company or an Affiliate equals at least 70; or (iii) retirement after reaching age 65 by a Recipient who is an Executive Officer at retirement, regardless of years of service with the Company.

2. PERFORMANCE SHARE AWARD SUBJECT TO TERMINATION. Except in the event of death, Permanent Disability or Special Retirement as set forth below, the Performance Share Award shall be terminated automatically without compensation and no Shares shall be issued to Recipient pursuant to this Agreement if, prior to the end of the Performance Period, Recipient’s employment with the Company or any Affiliate terminates, or if Recipient is an employee of an Affiliate and such entity ceases to be an Affiliate, whether by Committee action or otherwise, on the date such entity ceases to be an Affiliate.

3. PERFORMANCE REQUIREMENTS.

(a) Performance Goals. Following the end of the Performance Period, the Committee shall determine whether and the extent to which each of the Performance Goals have been achieved for the Performance Period and shall determine the number of Shares, if any, issuable to Recipient with respect to the level of achievement of each individual Performance Goal; provided that with respect to any Performance Share Award to a “covered employee” within the meaning of Section 162(m) of the Code, the Committee shall have certified the achievement of the Performance Goals. The aggregate number of Shares potentially issuable to Recipient with respect to all Performance Goals shall be between 0% and 150% (rounded down to the nearest whole Share) of the number of Target Shares. The Committee’s determinations with respect to the achievement of Performance Goals shall be based on the Company’s financial results reported in its annual report on Form 10-K as filed with the SEC, subject to any adjustments made by the Committee in accordance with Section 3(c) below.

(b) Committee Discretion to Reduce Performance Share Award. Notwithstanding satisfaction, achievement or completion of the Performance Goals set forth in the Award Letter (or any adjustments thereto as provided below), the number of Shares issuable hereunder may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(c) Adjustment of Performance Goals. To the extent it is intended that this Performance Share Award comply with the performance-based exception to Section 162(m) of the Code, the Committee shall make no adjustment to the Performance Goals set forth in the Award Letter with respect to a “covered employee” within the meaning of Section 162(m) of the Code, including the performance targets or the method of calculating the actual performance achieved relative to the Performance Goals, except to exclude the impact of (i) changes in accounting standards or adoption of any new accounting standards in accordance with generally accepted accounting principles in the United States, (ii) changes in federal statutory corporate tax rates, and (iii) extraordinary or unusual gains or losses, events or circumstances over which the Company has no or limited control, including the occurrence of any disaster, act of God or any other force majeure event.

(d) Section 162(m). To the extent the Committee has determined that this Performance Share Award is intended to comply with the performance-based exception to Section 162(m) of the Code and the Recipient is a “covered employee” within the meaning of Section 162(m) of the Code, all actions taken hereunder (including without limitation any adjustments of Performance Goals or determination of whether a Fundamental Transaction or Change in Control has occurred) shall be made in a manner which would comply with Section 162(m) of the Code.

4. ISSUANCE OF SHARES. Shares shall be issued, if and to the extent earned based on the achievement of the Performance Goals as determined by the Committee, promptly following the Determination Date; provided that it is intended that to the extent possible, the issuance of the Shares shall be exempt from Section 409A pursuant to the short-term deferral exception thereunder, and the Determination Date (and issuance of Shares hereunder) shall be within 2 and  1/2 months following the end of the Performance Period. As a condition to such issuance, Recipient must have satisfied his or her tax withholding obligations as specified in this Agreement and must have completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Shares. In no event will the Company be obligated to issue a fractional share. Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any Shares during any period when the

Company determines that the issuance or the delivery of Shares hereunder would violate any federal, state or other applicable laws and/or may issue Shares subject to any restrictive legends that, as determined by the Company, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which Shares are issued may include a delay (but not later than the next December 31st after the end of the Performance Period) in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters. If eligible, Recipient shall be given the opportunity to elect to defer receipt of the Shares. Such deferral election shall be in accordance with the terms of the applicable non-qualified deferral plan of the Company or an Affiliate and the requirements of Section 409A and subject to such additional terms and conditions as are set by the Committee.

5. PARTIAL PAYMENT ON CERTAIN EVENTS.

(a) Disability, Retirement or Transfer from an Eligible Position. If either (i) Recipient ceases to be employed with the Company and its Affiliates as a result of Recipient’s Permanent Disability or Special Retirement or (ii) Recipient is transferred to an Ineligible Position and remains employed by the Company or an Affiliate through the end of the Performance Period or, if applicable, through the time of consummation of a Fundamental Transaction as set forth in Section 5(c) below, Recipient shall remain eligible to receive, promptly after the Determination Date, a prorated portion of the Shares that would otherwise be issuable to Recipient under the Performance Share Award in the absence of such event based on the actual achievement of the Performance Goals over the Performance Period; provided that such prorated amount shall be based on the ratio of (x) the number of days elapsed from the beginning of the Performance Period to the employment termination date (or date of transfer to an Ineligible Position, as applicable) over (y) the number of days in the entire scheduled Performance Period (and not reflecting any shortening of the Performance Period as a result of a Fundamental Transaction as described below). Notwithstanding the foregoing, Recipient shall not be entitled to any Shares under the Performance Share Award if Recipient: (i) fails to execute and deliver a general release of claims if requested by, and in a form satisfactory to, the Company or an Affiliate, (ii) violates the terms of his or her inventions, copyright and confidentiality agreement with the Company or an Affiliate, or (iii) breaches his or her other contractual or legal obligations to the Company or an Affiliate.

(b) Death. If Recipient’s employment with the Company and its Affiliates terminates due to the death of Recipient, then Recipient’s estate or beneficiary shall receive, promptly after the date of death, a prorated portion of the Shares that Recipient would have been issued pursuant to the Performance Share Award based on the formula set forth in subsection (c) below as if a Fundamental Transaction had occurred on such date of death.

(c) Change in Control of Company. If a Fundamental Transaction or Change in Control (as defined in the Plan) occurs prior to the end of the Performance Period while Recipient is employed by the Company or an Affiliate or remains entitled to receive Shares pursuant to Section 5(a) above, the Performance Period shall be terminated and Recipient shall be entitled to receive, immediately prior to the consummation of such Fundamental Transaction or Change in Control, the following number of Shares (the “CIC Earned Shares”):

(i) If the Fundamental Transaction or Change in Control occurs on or prior to 50% of the Performance Period elapsing, a prorated number of the Target Shares, based on the portion of the Performance Period that has elapsed.

(ii) If the Fundamental Transaction or Change in Control occurs following at least 50% of the Performance Period elapsing, a number of Shares based on the achievement of the Performance Goals at the time of consummation of the Fundamental Transaction or Change in Control as determined by the Committee and prorated to reflect the portion of the Performance Period that has elapsed through the date of consummation of the Fundamental Transaction or Change in Control (or, if Recipient earlier transfers to an Ineligible Position, through the date of such transfer). For purposes of determining the achievement of the Performance Goals, the Committee shall use the Company’s financial results reported in its most recent quarterly report on Form 10-Q or annual report on Form 10-K as filed with the SEC prior to consummation the Fundamental Transaction or Change in Control.

Notwithstanding the foregoing, if the Company determines that this Performance Share Award is “deferred compensation” for purposes of Section 409A and is not eligible for any exemption from or exception to Section 409A, and that the Fundamental Transaction or Change in Control is not also a “change in ownership”, “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A, then the CIC Earned Shares (or a comparable amount of cash or acquiring company stock, depending on the consideration received by Company stockholders on such Fundamental Transaction or Change in Control) shall only be issued to Recipient on the date such Shares would have been issued pursuant to Section 4 if a Fundamental Transaction or Change in Control had not occurred).

6. TAX WITHHOLDING. If the Company or an Affiliate is required to withhold any federal, state, local or other taxes upon the issuance of Shares or otherwise under this Agreement, the Company shall withhold a sufficient number of Shares to meet the withholding obligation based on the minimum rates required by law; provided, however, that the Company may, in its sole discretion, sell a sufficient number of Shares on behalf of Recipient to satisfy such obligations, accept payment to satisfy such obligations in the form of cash or delivery to the Company of Shares already owned by Recipient, or any combination of the foregoing.

7. RIGHTS, RESTRICTIONS AND LIMITATIONS. Any Shares issued to Recipient pursuant to this Agreement are subject to the rights, restrictions and limitations set forth in the Company’s Restated Certificate of Incorporation. Recipient shall not have the rights of a stockholder until Shares, if any, are issued following the Determination Date. The Performance Share Award and rights under this Agreement may be not transferred by Recipient.

8. RESTRICTIONS UNDER SECURITIES LAW. The Performance Share Award and Shares potentially issuable pursuant this Agreement are subject to any restrictions which may be imposed under applicable state and federal securities laws and are subject to obtaining all necessary consents which may be required by, or any condition which may be imposed in accordance with, applicable state and federal securities laws or regulations.

9. EMPLOYMENT AT WILL.

(a) Recipient’s employment or affiliation with the Company or an Affiliate is not for any specified term and may be terminated by Recipient or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Agreement, the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon Recipient any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company of the right to terminate Recipient at will and without regard to any future vesting opportunity that Recipient may have.

(b) Recipient acknowledges and agrees that the right to receive Shares pursuant to this Agreement is earned, among other requirements, only by continuing as an employee at the will of the Company (not through the act of being hired, being granted the Performance Share Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). Recipient acknowledges and agrees that such a reorganization could result in the termination of Recipient’s relationship as an employee to the Company or an Affiliate, or the termination of Affiliate status of Recipient’s employer and the loss of benefits available to Recipient under this Agreement, including but not limited to, the termination of the right to receive Shares under this Agreement. Recipient further acknowledges that if the Performance Goals are not met, it is possible that no Shares will be issued hereunder.

10. INCORPORATION OF PLAN. The Performance Share Award is granted pursuant to the Plan, all the terms and conditions of which are hereby made a part hereof and are incorporated herein by reference. In the event of any inconsistency between the terms and conditions contained herein and those set forth in the Plan, the terms and conditions of the Plan shall prevail.

11. COPIES OF PLAN MATERIALS. Recipient acknowledges that Recipient has received copies of the Plan and the Plan prospectus from the Company and agrees to receive stockholder information, including copies of any annual report, proxy statement and periodic report, electronically from the Company. Recipient acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Company.

12. MISCELLANEOUS. This Agreement which includes the Award Letter contains the entire agreement of the parties with respect to its subject matter. This Agreement shall be binding upon and shall inure to the benefit of the respective parties, the successors and assigns of the Company, and the heirs, legatees and personal representatives of Recipient.

13. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to such state’s principles of conflict of laws.

14. ACKNOWLEDGMENT. Recipient acknowledges that the acceptance of the Performance Share Award constitutes an unequivocal acceptance of this Agreement and any attempted modification or deletion will have no force or effect on the Company’s right to enforce the terms and conditions stated herein.

By accepting the Performance Share Award, you agree to all of the terms and conditions set forth herein and in the Plan.

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